As filed with the Securities and Exchange Commission on September 23, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________

VAIL RESORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	51-0291762
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

390 Interlocken Crescent, Suite 1000, Broomfield, Colorado 80021
(Address of Principal Executive Offices)	(Zip Code)

Vail Resorts, Inc. Amended and Restated 2002 Long Term Incentive and Share Award Plan
(Full title of the plan)
________________________ Fiona E. Arnold, Esq. Senior Vice President and General Counsel Vail Resorts, Inc. 390 Interlocken Crescent, Suite 1000 Broomfield, Colorado 80021
(Name and address of agent for service)

(303) 404-1800
(Telephone number, including area code, of agent for service

Copy to:
Richard J. Mattera, Esq.
Hogan Lovells US LLP
1200 Seventeenth Street, Suite 1500
Denver, Colorado 80202
(303) 899-7300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $.01 per share	2,500,000	$36.09	$90,225,000	$6,433.04

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement covers, in addition to the number of shares of common stock shown above, an indeterminate number of shares of common stock that, by reason of certain events specified in the plan (e.g., anti-dilution adjustments), may become subject to such plan.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based upon the average of the high and low sales prices reported for the Registrant's common stock on the New York Stock Exchange on September 17, 2010 with respect to 2,500,000 shares of common stock at $36.09 per share.

EXPLANATORY NOTE

This Registration Statement is filed by Vail Resorts, Inc.  (the “Company” or the “Registrant”) to register additional securities issuable pursuant to the Vail Resorts, Inc. Amended and Restated 2002 Long Term Incentive and Share Award Plan (the “Plan”) and consists of only those items required by General Instruction E to Form S-8.  The Registration Statement on Form S-8 relating to the Plan, previously filed with the Securities and Exchange Commission (the “SEC”) on September 7, 2007 (File No. 333-145934), is incorporated by reference herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                Incorporation of Documents by Reference.

The following documents and all other documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment that indicates that all the shares of common stock offered hereby have been sold or that deregisters all such shares of common stock then remaining unsold, shall be deemed incorporated by reference herein and to be a part of this registration statement from the date of filing of such documents:

(a)           the Registrant’s annual report on Form 10-K for its fiscal year ended July 31, 2010, filed with the Commission on September 23, 2010; and

(b)           the description of the Registrant’s common stock as set forth in the Registrant’s registration statement on Form 8-A filed with the Commission on July 3, 1996 (File No. 001-09614), including all amendments and reports filed for the purpose of updating such description.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such prior statement.  Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Item 8.                                Exhibits.

Exhibit No.                                                                            Description of Exhibit
4.1
Vail Resorts Inc. Amended and Restated 2002 Long Term Incentive and Share Award Plan, as amended on December 4, 2009 (filed as exhibit 99.1 of Form 8-K of Vail Resorts Inc. filed on December 10, 2009 and incorporated by reference herein).

5.1	Opinion of Hogan Lovells US LLP with respect to the legality of the common stock registered hereby.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm, with respect to the Registrant.
23.2	Consent of Hogan Lovells US LLP (contained in its opinion filed herewith as Exhibit 5.1).
24.1	Power of Attorney (included on the signature page to this registration statement).

Item 9.                                Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broomfield, State of Colorado, on this 23rd day of September, 2010

VAIL RESORTS, INC.
By:	/s/ Fiona E. Arnold
Name:	Fiona E. Arnold
Title:	Senior Vice President and General Counsel

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Fiona E. Arnold and Jeffery W. Jones, and each of them, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign, execute and file with the Securities and Exchange Commission (or any other governmental or regulatory authority), for us and in our names in the capacities indicated below, a registration statement on Form S-8 (including all amendments thereto) with all exhibits and any and all documents required to be filed with respect thereto, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and to perform each and every act and thing necessary or desirable to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he/she himself/herself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Robert A. Katz Robert A. Katz	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	September 21, 2010
/s/ Jeffrey W. Jones Jeffrey W. Jones	Senior Executive Vice President and Chief Financial Officer and Director (Principal Financial Officer)	September 21, 2010
/s/ Mark L. Schoppet Mark L. Schoppet	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	September 21, 2010
/s/ Roland A. Hernandez Roland A. Hernandez	Director	September 21, 2010
/s/ Thomas D. Hyde Thomas D. Hyde	Director	September 21, 2010
/s/ Richard D. Kincaid Richard D. Kincaid	Director	September 21, 2010
/s/ John T. Redmond John T. Redmond	Director	September 21, 2010
/s/ Hilary A. Schneider Hilary A. Schneider	Director	September 21, 2010
/s/ John F. Sorte John F. Sorte	Director	September 21, 2010

EXHIBIT INDEX

Exhibit No.                                Description of Exhibit

4.1
Vail Resorts Inc. Amended and Restated 2002 Long Term Incentive and Share Award Plan, as amended on December 4, 2009 (filed as exhibit 99.1 of Form 8-K of Vail Resorts Inc. filed on December 10, 2009 and incorporated by reference herein).

5.1*	Opinion of Hogan Lovells US LLP with respect to the legality of the common stock registered hereby.
23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm, with respect to the Registrant.
23.2*	Consent of Hogan Lovells US LLP (contained in its opinion filed herewith as Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page to this registration statement).

* Filed herewith.